                                                                   EXHIBIT 10.14


                 TECHNICAL TRANSFER, JOINT DEVELOPMENT LICENSE
                 ---------------------------------------------
                          AND FOUNDRY SUPPLY AGREEMENT
                          ----------------------------



     THIS AGREEMENT is entered into in Santa Clara, California on _________, 1992 (the "Effective Date") between QuickLogic Corporation, a California corporation, having an office and place of business, at 2933 Bunker Hill Lane, Santa Clara, California 95054 ("QuickLogic") and Cypress Semiconductor Corporation, a Delaware corporation, having an office and place of business at 3901 North First Street, San Jose, California 95134 ("Cypress").


                                   WITNESSETH
                                   ----------

     WHEREAS, QuickLogic has developed and has the right to use and license others to use an amorphous silicon antifuse semiconductor processing technology; and

     WHEREAS, QuickLogic and Cypress believe that such QuickLogic technology when incorporated into a high performance CMOS process will result in a process suitable for producing commercially successful field programmable gate arrays; and

     WHEREAS, Cypress designs, develops, manufactures and markets a wide variety of integrated circuits employing high performance CMOS processes; and

     WHEREAS, Cypress and QuickLogic wish to cooperate in the joint development of a process which combines Quicklogic's technology with Cypress's CMOS Process as well as in the implementation of several new field programmable gate array ("FPGA") products and families employing such combined process; and

     WHEREAS, Cypress wishes to market certain QuickLogic FPGA products as implemented in a Cypress process; and

     WHEREAS, the parties wish to license each other upon the terms hereinafter set forth; and

     WHEREAS, Cypress is willing to supply QuickLogic wafer processing services upon the terms hereinafter set forth; and

     WHEREAS, Cypress wishes to make an equity investment in QuickLogic;

     NOW THEREFORE, it is agreed between the parties as follows.

                                   ARTICLE 1
                                     SCOPE
                                     -----

     This Agreement involves the joint development of a suitable process for manufacturing FPGA devices, the granting to Cypress of certain license rights related to existing QuickLogic products, subsequent development jointly and separately of FPGA and other products and families of products, the licensing
thereof and the purchase of wafers from Cypress by QuickLogic.   It is, however,
recognized by Cypress and QuickLogic that the FPGA process and products are leading edge and as a result the development process is not entirely
deterministic.   Accordingly, both companies agree to perform, on a best effort basis, in accordance with the terms and conditions in this Agreement recognizing the inherent risks of a new technology.

     Under the terms of a separate agreement Cypress shall purchase certain shares of Series D Preferred Stock of QuickLogic.


                                   ARTICLE 2
                                  DEFINITIONS
                                  -----------

     For purposes of this agreement, the following terms shall have the following meanings:

2.1 "FPGA Technical Information" shall mean the information and materials listed on Exhibit A.

2.2 "QL16X24", "QL8X12", and "QL12X16" shall mean the integrated circuit products described in the QuickLogic Very High Speed FPGA, 1992 Data Book.

2.3 "Cypress CMOS Process" shall mean the Cypress 0.65 micron CMOS process denoted by Cypress as its Logic 2.5 process.

2.4 "FPGA Product Family" shall mean FPGA Products which are based on a common logic cell architecture but supplied in a variety of I/O counts and gate densities which all use the same Vcc supply, the same lithography, and which all have similar performance characteristics.

2.5 "FPGA Process" shall mean processes jointly developed by the parties as a result of the modifications made to the Cypress CMOS Process or to other Cypress processes in accordance with Paragraph 4.9 by the incorporation of the FPGA Technical Information.

2.6 "FPGA Products" shall mean the QL16X24, the QL8X12, and the QL12X16 and any other FPGA integrated circuit on a silicon substrate having only an array of programmable logic cells consisting of basic gate and flip-flop elements interconnected by rows and columns of programmable wiring channels and which use the FPGA Process.

2.7 "Non-FPGA Products" shall mean products other than FPGA Products which use the FPGA Process.

2.8 "Software Product" shall mean all software developed by either party prior to and during the Product Transfer Period (as hereinafter defined) for the purposes of, in whole or in part, accomplishing, supporting, implementing, incorporating, verifying, emulating, simulating or testing the design of FPGA Products and Non-FPGA Products and shall also include the characterization and test programs described at Paragraph 4.10 below as well as any software offered by either party as a part of a development system as described in Paragraph 5.2.

2.9 "Hardware Product" shall mean all hardware developed by either party prior to and during the Product Transfer Period (as hereinafter defined) for the purposes of, in whole or in part, accomplishing, supporting, implementing, incorporating, verifying, emulating, simulating, testing or programming FPGA Products and Non-FPGA Products and shall also include schematics, bills of material and all manufacturing information as well as any software offered by either party as a part of a development system as described in Paragraph 5.2.

2.10 "Development System" shall mean a group of products, identified as a single item in a published price list, developed for License or sale to customers by either party prior to and during the Product Transfer Period (as hereinafter defined) for the purposes of, in whole or in part supporting the design of FPGA and Non-FPGA Products. It shall include Hardware Products, Software Products or both.

2.11 "MTP" (Manufacturing Transfer Package) for a product shall mean the information and materials listed and described on Exhibit A.

2.12 "Cypress Intellectual Property" shall mean all patents, copyrights, mask works, and trade secrets owned or controlled by Cypress or any Subsidiary of Cypress during the term of this Agreement.

2.13 "QuickLogic Intellectual Property" shall mean all patents, copyrights, mask works, and trade secrets owned or controlled by QuickLogic or any Subsidiary of QuickLogic during the term of this Agreement.

2.14 "Subsidiary" shall mean a corporation, company or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right, other than is effected by events of default, to vote for the election of directors or other managing authority) are, now or are hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a only so long as such ownership or control exists.

2.15 "Net Sales Price" as applied to products licensed hereunder means the gross sales price thereof in the form in which it is sold whether assembled or disassembled; less the following items but only so far as they pertain to the sale of such apparatus by the licensed party or any of its Subsidiaries and are included in such gross sales price:

     (a) usual trade discounts actually allowed;

     (b) packing costs;

     (c) import, export and excise taxes, and customs duties;

     (d) costs of insurance and transportation from the place of manufacture to the customer's premises or point of installation;

     (e) costs of installation at the place of use;

     (f) costs of special development and special engineering not incident to the manufacture of apparatus subject to royalty; and

     (g) accepted returns from customers and negotiated settlements with customers.

2.1 "Fair Market Value" as applied to products licensed hereunder means the Net Sales Price which the seller would realize from an unaffiliated buyer in an arm's length sale of identical apparatus in the same quantity and at the same time and place as such transaction; provided, however, that it shall not be lower than complete cost (less the items to be deducted from Net Sales Price, to the extent these items are included in such complete cost) plus the usual profit factor. In the cases of transactions not at "arm's length", in the cases of leases and rentals, and in the cases of transactions in which a licensed product is exchanged for other than a separate, entirely-money consideration, "Net Sales Price" shall mean Fair Market Value.

2.1 "Product Transfer Period" shall mean the period of time beginning up on the Effective Date and ending five (5) years thereafter.


                                   ARTICLE 3
                           PROCESS DEVELOPMENT PHASE
                           -------------------------

     This phase involves the transfer to Cypress of certain QuickLogic processing information and joint development efforts by the parties leading towards the development of a process for producing FPGA Products and product families. This phase shall be conducted as follows:

3.1  Transfer of FPGA Technical Information.  Within thirty (30) days of the
     --------------------------------------
     Effective Date, QuickLogic shall furnish to Cypress the FPGA Technical Information.

3.2  Development.  The parties working jointly shall use their best efforts to
     -----------
     combine the FPGA Technical Information with the Cypress CMOS Process in order to develop the FPGA Process.

3.3  Costs.  QuickLogic shall pay for and supply the initial quantity of mask
     -----
     sets associated with each new process development effort and Cypress shall pay for the first $50,000 of wafer cost associated with such effort. After $50,000 of wafer cost for a process development effort is reached, the parties will thereafter share the cost of both mask sets and wafers for that effort on a fifty-fifty (50-50) basis.

3.4  Completion.  The parties shall consider the process development
     ----------
     successfully completed when the FPGA Process is capable of satisfactorily and repeatedly producing wafers containing FPGA Products which meet mutually agreed-upon visual and electrical criteria at a mutually acceptable yield.


                                   ARTICLE 4
                 PRODUCT TRANSFER AND PRODUCT DEVELOPMENT PHASE
                 ----------------------------------------------

     This phase involves the transfer by QuickLogic of MTPs for the QL16X24,, the QL8X12, and the QL12X16 and the subsequent development of new FPGA Products and product families as follows:

4.1  Transfers.  Promptly following the Effective Date QuickLogic shall begin
     ---------
     the work necessary to develop and transfer a MTP to Cypress for the QL16X24 at the earliest reasonable date. Upon completion of the mask set for the QL16X24, QuickLogic shall begin the work necessary to develop and transfer MTPs for the QL8X12 and the QL12X16 pursuant to a reasonable and orderly schedule.

4.2  Product Development.  Thereafter, during the Product Transfer Period the
     -------------------
     parties shall work jointly to develop new FPGA Products and product families.

4.3  Costs.
     -----

     (a)  Mask Sets and Wafers.  The cost of all mask sets and wafers involved
          --------------------
          in new product development shall be shared equally on a fifty-fifty basis.

     (b)  Qualification and Reliability Testing.  The costs of product
          -------------------------------------
          qualification and reliability testing for products to be marketed by both parties shall be shared equally on a fifty-fifty basis. In the case of products which only one party intends to market, that party shall be responsible for such costs.

4.4  Engineering.  A joint development team shall be established, comprised of
     -----------
     knowledgeable and experienced design engineers furnished by each party. It is agreed that QuickLogic shall furnish approximately seventy-five percent (75%) of the engineering labor hours related to the design and development of new FPGA Products and that Cypress shall furnish an average of twenty-five percent (25%) of the engineering labor hours required for such design and development.

4.5  Product Selection, Marketing and Licenses.
     -----------------------------------------

     (a)  Selection.  Each party may specify new FPGA Products to be designed
          ---------
          and developed by the joint development team and the parties may also design and develop new FPGA Products and Non-FPGA Products independently of the activities of the joint development team and subject to Paragraph (b) below, each party shall be free to market or not market a product chosen by the other party.

     (b)  Marketing and Licenses.  As a general rule each party shall be granted
          ----------------------
          a license of the scope and in accordance with terms set forth in
          Article 6 to all FPGA Products developed by the other party or by the joint development team during the Product Transfer Period. However, in the event either party (the "Non-Marketing Party") decides that it shall not market two successive FPGA Products chosen or developed by the other party (the "Developing Party") the Developing Party may designate a specific FPGA Product which the Non-Marketing Party must accept and place on the market as a condition precedent to the Developing Party's obligation to grant to the NonMarketing Party a license to FPGA Products subsequently developed by the Developing Party.

4.6  Program Manager.  Each party shall promptly after the execution of this
     ---------------
     Agreement designate a Program Manager and shall notify the other in writing of its Program Manager. The Program Manager shall be responsible for:

     (a)  Periodic reviews of the activities of the joint development team;

     (b) Representing the parties in all matters relating to the choice of products to be developed;

     (c) Submission and acceptance of materials required to be delivered under this Agreement;

     (d) Arranging such meetings and consultations between Cypress and QuickLogic personnel associated with the development program as may be deemed necessary for the successful accomplishment of work under this Agreement;

     (e) Handling the disclosure and receipt of proprietary information in accordance with Paragraph 12.1 hereof;

     (f)  Submission of requests for changes, proposals and responses thereto;
          and

     (g) Written authorization of changes to any product. Each party shall advise the other in writing of any successor or designee of the named Program Manager.

4.7  Completion of New Products.  Development work on new FPGA Products shall be
     --------------------------
     considered complete upon the creation and furnishing to Cypress' manufacturing facilities of an MTP for each such product.

4.8  Product Announcements and Deliveries.  It is agreed that Cypress shall not
     ------------------------------------
     deliver samples of each of the first four separate products (a separate product being one identified by a unique base mask set) of each new FPGA Product Family to any customer or potential customer for a period of three
     (3) months from the date that QuickLogic, with regard to each such product, either: (a) issues a press release announcing price and delivery; or (b) delivers its first sample which meets the basic parametric and reliability goals of the process to a customer or potential customer, whichever is first. QuickLogic agrees that it shall not unreasonably withhold products from the market for the purpose of delaying the right of Cypress to ship samples to its customers or potential customers. This shall not apply to design changes or process shrinks primarily aimed at cost reduction or speed enhancement of products developed by the parties nor shall it apply to those products developed subsequent to the pASIC 1 Family on which products Cypress has contributed more than fifty percent (50%) of the design personnel resources and which is perceived by the parties as being primarily a Cypress project.

4.9  Other FPGA Processes.  QuickLogic shall be furnished knowledge of, and
     --------------------
     permitted unrestricted access to all processes and process variations implemented in the facilities of Cypress and its Subsidiaries during the Product Transfer Period. QuickLogic shall use such knowledge and access for the purpose of determining the feasibility and suitability of producing new FPGA Products with each Cypress process so examined. No process so examined may be adapted for FPGA by QuickLogic without the agreement of Cypress. Once any such process has been employed in the manufacture of an FPGA Product at Cypress or at a Cypress Subsidiary, it may be used by QuickLogic for the development of Non-FPGA Products.

4.10 Non-FPGA Products.  Both parties may use the FPGA Process to develop Non-
     -----------------
     FPGA Products subject to the following:

     (a) The party developing a Non-FPGA Product shall offer a royalty-free license to the product of the scope and in accordance with the terms set forth in Article 6.

     (b) If such offer is not accepted, the developing party shall have and retain a license of the scope and in accordance with the terms set forth in Article 6 subject to the payment of royalties as set forth in such Article.

4.11 Information Exchanges and Cooperation.
     -------------------------------------

     (a) The parties agree to cooperate fully in the sharing of all development information and results relating to products and processes developed under or covered by this Agreement as openly as possible. Information relating to device and package reliability testing shall be regularly exchanged and any yield enhancements or cost reductions will be equally available to both parties. In accordance with the scope and limitations set forth in Article 6 for Software Products, each party shall also license the other party to use and copy the source code for any and all characterization and electrical test programs developed by either party for the licensed devices.

     (b) The undertakings contained in Paragraph 4.11(a) above, shall. continue beyond the Product Transfer Period for the full term of the Agreement but information furnished following conclusion of the Product Transfer Period shall only be with respect to the products, and related processes, theretofore transferred so that, for example, (i) improvements in placement and routing, and in programming or (ii) changes in masks or process which improve yield, performance or reliability, etc., for an FPGA Product developed during the term of the Agreement but after the expiration of the Product Transfer Period will be furnished by the developing party to the other party, in accordance with the provisions of this Paragraph 4.11 if the development of such FPGA Product had been completed prior to the expiration of the Product 'Transfer Period.


                                   ARTICLE 5
                   SOFTWARE PRODUCTS AND DEVELOPMENT SYSTEMS
                   -----------------------------------------

5.1  Software Products.  All Software Products of either party shall be
     -----------------
     furnished to and licensed to the other party. The components of each Software Product to be furnished shall include, but not be limited to, source code, object code, documentation, and specifications in computer readable format. In addition, each party shall furnish reasonable assistance and consultation in the use and incorporation of such software into the other party's product support and design environment. Changes to the other party's source codes, shall be under the direction of, and implemented at the furnishing party's facilities. Each party shall transfer to and make available to the other party all such Software Products as soon as any such Software Product, or preliminary version thereof, (e,g., alpha or beta copies), is released to any third party. For each Software Product transferred, the receiving party shall be granted a license of the scope and in accordance with the terms set forth in Article 6.

5.2  Development Systems.  Each party is also hereby granted the right to
     -------------------
     purchase and resell any FPGA Product development system, including hardware and software offered for sale by the other party during the term of this Agreement. Re-branding, if requested shall be paid for by the requesting party in the form of a one time charge to be negotiated on a case-by-case basis. The purchase price for such development systems shall be calculated and adjusted from time to time in accordance with the procedures, formulas and terms set forth on Exhibit C.

5.3  Third Party Systems.  The parties agree to cooperate fully with each other
     -------------------
     and with development system suppliers to encourage to the maximum extent possible the widespread availability of appropriate development systems, including hardware and to support FPGA Products.

                                   ARTICLE 6
                                   LICENSES
                                   --------

6.1  Product Licenses.
     ----------------

     (a)  Product Licenses to Cypress.
          ---------------------------

          (i)   FPGA Products.  Cypress is granted a worldwide, nonexclusive,
                -------------
                nontransferable license without the right to sublicense, except to Subsidiaries who agree in writing to be bound by the terms of this Agreement under QuickLogic's Intellectual Property, the FPGA Technical Information, the FPGA Process, and any MTPs furnished by QuickLogic hereunder to make (but not to have made except pursuant to specific prior written approval by QuickLogic), use, sell, lease, or otherwise dispose of FPGA Products.

          (ii)  Non-FPGA Products.  If Cypress is the developing party, or
                -----------------
                accepts an offer of a license from QuickLogic pursuant to Paragraph 4.10(a) above, Cypress shall be deemed granted a worldwide, nonexclusive, nontransferable license (without the right to sublicense except to Subsidiaries who agree in writing to be bound by the terms of this agreement) under QuickLogic Intellectual Property, the FPGA Technical Information, the FPGA Process, and any MTPs furnished by QuickLogic hereunder to make (but not to have made except pursuant to specific prior written approval by QuickLogic), use, sell, lease, or otherwise dispose of Non-FPGA Products.

          (iii) Cypress Product License Royalties.  The above license grants
                ---------------------------------
                shall be royalty-free except as follows:

                (1) FPGA Products.  Cypress shall pay QuickLogic a royalty
                    -------------
                    calculated as a percentage of the Net Sales Price in accordance with the following schedule:

                    Cypress Share of Total
                    FPGA Product Sales        Rate
                    ------------------        ----
                    0%-49%                    0%
                    50%-59%                   2% on amount
                                              between
                                              50% and 59%
                    60%-70%                   4% on amount
                                              between
                                              60% and 69%
                    Greater than 70%          5% on amount
                                              greater
                                              than 70%

               (2)  Non-FPGA Products.  If Cypress is the developing party and
                    -----------------
                    an offer made by Cypress pursuant to Paragraph 4.10(b) above is not accepted by QuickLogic, Cypress shall I pay to QuickLogic a royalty at the rate of 2 1/2% of the Net Sales Price.

     (b)  Product Licenses to QuickLogic.
          ------------------------------

          (i)   FPGA Products.  QuickLogic and its Subsidiaries who agree in
                -------------
                writing to be bound by the terms of this Agreement are granted a worldwide, nonexclusive, nontransferable license (with the right to sublicense provided no Cypress proprietary information is disclosed), under Cypress' Intellectual Property, the FPGA Technical Information, the FPGA Process, and any MTPs furnished by Cypress hereunder to make, have made, use, sell, lease, or otherwise dispose of FPGA Products. Except for QuickLogic's right to make and to have made wafers for use and sale or other disposition by it (as wafers, as die and as incorporated in more completely finished goods) which may be freely used and resold by its transferees, QuickLogic's sublicense right is limited to inventions described in Article 10.

          (ii)  Non-FPGA Products.  If QuickLogic is the developing party, or
                -----------------
                accepts an offer of a license from Cypress pursuant to Paragraph 4.10(a) above, QuickLogic and its Subsidiaries who agree in writing to be bound by the terms of this Agreement shall be deemed granted a worldwide, nonexclusive, nontransferable license (with the right to sublicense provided no Cypress proprietary information is disclosed in the case of products developed by QuickLogic, but not for Cypress developed products) under Cypress Intellectual Property, the FPGA Technical Information, the FPGA Process, and any MTPs furnished by Cypress hereunder to make, have made, use, sell, lease, or otherwise dispose of Non-FPGA Products. Except for QuickLogic's right to make and to have made wafers for use and sale or other disposition by it (as wafers, as die and as incorporated in more completely finished goods) which may be freely used and resold by its transferees, QuickLogic's sublicense right is limited to inventions described in Article 10.

          (iii) QuickLogic Product License Royalties.  The above license grants
                ------------------------------------
                shall be royalty-free except for Non-FPGA Products where QuickLogic is the developing party and an offer made by QuickLogic pursuant to Paragraph 4.10(a) above is not accepted, in which case QuickLogic shall pay to Cypress a royalty at the rate of 2 1/2% of the Net Sales Price.

6.2  Software Licenses.  QuickLogic and Cypress hereby each grant to each other
     -----------------
     under QuickLogic Intellectual Property or Cypress Intellectual Property, as appropriate, personal, nonexclusive, nontransferable licenses to use the Software Products internally, to modify and prepare derivative works of the Software Products, to copy the Software Products and to sublicense object code versions of the Software Products in accordance with the terms of Paragraph 6.4 below.

6.3  Retention of Title.  Each party retains title and ownership in and to an,
     ------------
     Software Product developed by it and all subsequent copies, modifications, and derivative works.

6.4  Sublicensing.  Neither party may sublicense the source code of an Software
     ------------
     Product received by it hereunder. Object code versions of each party's Software Products, including copyright notices and proprietary legends of the furnishing party may be sublicensed to end-users and distributors for use in support of FPGA Products under sublicense agreements which include and require the following: (a) appropriate restrictions on Sublicensing assignment and transfer; (b) a prohibition of reverse engineering and decompiling; (c) limitations on copying, including a requirement that all copies must contain the furnishing party's copyright notice and any proprietary legends; (d) confidentiality provisions at least as restrictive as those contained in Paragraph 12.1 of this Agreement; (e) a requirement that the licensed software be returned upon termination, cancellation, or expiration; (f) a disclaimer conspicuously typed and placed which negates all warranties, express, implied, or statutory, including merchantability, fitness and freedom from claims of third party infringement of an, kind.

6.5  Software Royalties.  Each party shall pay the other party a per-copy
     ------------------
     royalty on Software Products included in Development Systems in an amount calculated in accordance with the terms of Exhibit C. Royalties would only be charged on complete Software Products which are used internally by a party or transferred by it to a third party. The parties intend that no royalty will be charged if only portions of a Software Product are included in the other party's final product (e.g., only place and route fitters or only VHDL code) though, of course, minor omissions would not avoid a royalty obligation.

6.6  License.  Limitation.  Notwithstanding any other provision contained in
     --------------------
     this Article 6 or elsewhere in this Agreement, all licenses from QuickLogic to Cypress are, through the period ending May 31, 1995, limited to a license only to develop FPGA Products and Non-FPGA Products for the PLD, FPGA and Standalone Programmable ROM markets. Thereafter, providing this Agreement is still in force and effect, the license shall. automatically be expanded to encompass all FPGA Products and Non-FPGA Products.

                                   ARTICLE 7
                                   ROYALTIES
                                   ---------

7.1  Reporting and Payment.  For the purpose of reporting on and paying
     ---------------------
     royalties with respect to products licensed to it hereunder by the other party, each party shall furnish the other party a written report stating the total Net Sales Price of each licensed FPGA Product and licensed Non-FPGA Product as well as the total number of copies of each licensed Software Product distributed by the reporting party during the periods anding June 30 and December 31 of each year. Each such report shall be given within sixty (60) days following the end of the period reported on and shall be accompanied by a check in full payment of all royalties due for such period.

7.2  Records and Audit.  Each party shall keep full, clear, and accurate records
     -----------------
     with respect to the products subject to royalty hereunder. Each party shall have the right, through the employment of a certified public accountant, to examine and audit at all reasonable times, all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable by it under this Agreement. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit.


                                   ARTICLE 8
                                  WAFER SUPPLY
                                  ------------

     During the term of this Agreement, Cypress shall supply QuickLocic with five or six inch wafers containing FPGA Products or Non-FIDGA Products upon the following terms:

8.1 Capacity Up to 250. Cypress guarantees that it shall provide a wafer start capacity in accordance with the following schedule:


     Year                                           Starts Per Week
     ----                                           ---------------
     1992                                           Up to 50 wafers
     1993                                           Up to 100 wafers
     1994                                           Up to 175 wafers
     1995                                           Up to 200 wafers
     Thereafter                                     Up to 250 wafers

8.2  Capacity In Excess of 250.  In addition, in return for an equity investment
     -------------------------
     by QuickLogic in Cypress or in one of Cypress' Subsidiaries in the amount of one and one-half million dollars ($1,500,000) per 50 wafer starts per week, QuickLogic may purchase the right at any time during the term) of this Agreement to obtain a permanently guaranteed wafer, start capacity in excess of 250 wafers per week.

8.3   Continuation.  If QuickLogic, prior to the expiration of this Agreement,
      ------------
      determines that it wishes to secure thc base capacity of up to 250 wafer starts per week for a continued supply of such wafers by Cypress after the expiration of this Agreement, QuickLogic may do so by notifying Cypress of its intention to secure such capacity prior to the expiration of this Agreement and making an investment in Cypress or in one of Cypress' Subsidiaries in the amount of one and one-half million dollars ($1,500,000) per 50 wafer starts per week. For example, an equity investment of seven and one half million dollars ($7,500,000) shall secure a permanently guaranteed capacity of 250 wafers starts per week.

8.4   Price.  The per wafer price to be paid by QuickLogic shall in the case of
      -----
      products marketed by both parties be no greater than the per wafer price at which Cypress transfers such wafers internally to its own product organizations or in the case of products marketed only by QuickLogic no greater than the price at which Cypress would transfer wafers of the same complexity (as a function of number of mask steps) to such organizations. QuickLogic's audit rights as set forth at 7.2 above shall be deemed to include the right to examine and audit such records as are necessary or reasonable to determine the correctness and currency of such internal transfer prices.

8.5   Yields and Specifications.  Cypress agrees that all such wafers shall be
      -------------------------
      processed in accordance with its normal processing quality standards and procedures. Cypress does not guarantee yields but agrees that in general wafers shipped to QuickLogic shall contain yields which are no less than those wafers transferred internally to its own product organizations. The following wafer acceptance criteria will apply:

      1. A standard visual quality inspection to be jointly agreed upon.

      2. A standard DC parametric measurement value specification to be jointly agreed upon.

      3. A minimum wafer sort (die) yield value, to be jointly agreed upon for each product once a regular yield history has been established for each product.

      4. All rejected wafers must be returned within thirty (30) business days after discovery of the reasons for rejection, with accompanying documentation and statement in support of such reasons.

         It is further agreed that both companies will freely share yield data and information with each other on a frequent and regular basis. A separate wafer inventory for each company will be maintained for each company throughout the fabrication process and identified with unique lot numbers.

8.6   Scheduling, Ordering and Terms of Payment. QuickLogic shall place purchase
      -----------------------------------------
      orders calling for deliveries within Cypress' normal processing lead times. Quick-turn processing, "risk wafer" transactions, etc. shall be negotiated on a case-by-case basis. Cypress agrees that no less priority shall be assigned to QuickLogic's requirements than regularly assigned to its own internal transfers of the same products. Terms of payment shall be net thirty (30) days from the date of shipment or receipt of invoice, whichever is later and shall be subject to change by mutual agreement.


                                   ARTICLE 9
                      TERM, CANCELLATION AND TERMINATION
                      ----------------------------------

9.1   Term.  Unless canceled as hereinafter provided, this Agreement shall
      ----
      expire five (5) years from the Effective Date or three (3) years after the transfer of the last MTP to a Cypress manufacturing facility, whichever is longer.

9.2   Breach.  If either party breaches a material provision and does not cure
      ------
      such breach within thirty (30) days after written notice from the other party or (if cure is impossible within such period) if a recovery plan is not mutually agreed upon within such period, such other party shall have the right at its option to: (a) suspend performance or payment until such breach is cured; (b) cancel this Agreement; or (c) seek a combination of
      (a) and (b) and those remedies available at law or equity to the extent not limited by the terms of this Agreement. The election of (a), (b), or
      (c) above shall not excuse the breaching party from any obligation arising prior to the date of such election.
               ---

9.3   Insolvency.  Should either party: (a) become insolvent; (b) make an
      ----------
      assignment for the benefit of creditors; (c) file or have filed against it a petition in bankruptcy or seeking reorganization; (d) have a receiver appointed; (e) institute an, proceedings for liquidation or winding up; then the other party may, in addition to other rights and remedies it may have, cancel this Agreement immediately by written notice.

9.4   Effect of Cancellation.
      ----------------------

     (a) Licenses. Upon cancellation by either party pursuant to Paragraphs 9.2
         --------
         or 9.3 above the licenses granted hereunder by the canceling party to the canceled party shall cease, but the licenses granted hereunder by the canceled party to the canceling party shall continue in accordance with their terms.

9.5   Effect of Expiration.
      --------------------

     (a) Licenses. Each party's license rights to FPGA Products, Non-FPGA
         --------
         Products, and Software Products to the extent such rights have arisen under this Agreement prior to expiration shall survive (subject to compliance with the royalty reporting and payment provisions of Article 7) with regard to each such product until such time as a party paying royalties, reports and pays less than two thousand five hundred dollars ($2,500) for any one product for eight consecutive calendar quarters at which time such party's obligation to report or pay further royalties for that product shall cease.

     (b) Wafer Supply. If QuickLogic has exercised the options to secure
         ------------
         additional capacity as described in Paragraphs 8.2 and/or 8.3, the provisions of Paragraphs 8.4, 8.5, and 8.6 shall survive the expiration of this Agreement. If QuickLogic does not exercise either of the options described in Paragraphs 8.2 or 8.3, Cypress shall continue to supply wafers upon competitive terms (i.e., at a price and on a delivery schedule not less favorable than that available from a bona fide third party) or, at the option of Cypress, provide reasonable assistance in transferring the processes then being used to produce for QuickLogic to a foundry acceptable to QuickLogic.

     (c) General.  The provisions of Article  12 shall survive the expiration of
         -------
         this Agreement.

9.6   Effect of Change in Ownership.
      -----------------------------

     (a) Prior to QuickLogic consummating (i) any reorganization (as the term "reorganization" is defined in the California Corporations Code, as amended) or (ii) any sale of substantially all of its assets to a third party, notice of QuickLogic's intent ("Notice of Intent") shall be given to Cypress. Within twenty (20) days following the date of the Notice of Intent either Cypress or QuickLogic may elect to terminate the ongoing obligations of the parties hereunder to provide the other with access to new processes and to new product developments or to engage in further joint new product developments ("Termination As To New Developments"). If such election is not exercised during that twenty (20) day period the right to do so shall be waived. If Cypress gives timely notice of its election to Terminate As To New Developments QuickLogic may cancel the proposed reorganization or sale of assets and give notice to Cypress of such cancellation in which event the Notice of Intent and the Termination As To New Developments shall be null and void and this Agreement shall continue in full force and effect.

     (b) Upon the timely exercise of such election by a party (unless the Notice of Intent is withdrawn as provided in 9.6 (a) above) then to the extent already begun the transfer of MTPs for products and the furnishing of information and access for processes, will be completed promptly and completely as would have been appropriate had the election not been made.

     (c) Except for completion of the provision of information as provided in subparagraph (ii) above, the Product Transfer Period shall (unless the Notice of Intent is withdrawn as provided in 9.6 (i) above) be deemed to have ended as of the date of notice of that election, and neither party shall have any obligation to transfer or otherwise provide information with respect to new products or new processes to, or engage in the joint development of new product with, the other party. The provisions of Paragraph 4.11(b) above, however, shall remain in effect.

     (d) In al1 other respects the Agreement shall continue in full force and effect except that the obligation of Cypress to provide wafers for Quicklogic shall, thereafter, be at the lesser of a competitive price as defined in paragraph 9.5(b) above or one hundred fifty dollars ($150) more than the per wafer price defined in Paragraph 8.4 above.


                                  ARTICLE 10
                                  INVENTIONS
                                  ----------

10.1 All discoveries, improvements and inventions conceived or first reduced to practice as that term is used before the U.S. Patent Office by Cypress personnel in the performance of work under this Agreement shall be the sole and exclusive property of Cypress and Cypress shall retain any and all rights to file any patent applications thereon.

10.2 All discoveries, improvements and inventions conceived or first reduced to practice as that term is used before the U.S. Patent Office by QuickLogic personnel in the performance of work under this Agreement shall be the sole and exclusive property of QuickLogic, and QuickLogic shall retain any and all rights to file any patent applications thereon.

10.3 In the event personnel of Cypress and QuickLogic jointly invent devices or circuits during the performance of work under this Agreement, then the joint invention shall be jointly owned without accounting to either party. In the event of a joint invention, the parties shall mutually determine whether an application or applications for patent shall be filed on such joint invention, the party which will prepare and file such application or applications, and the country and countries in which the same is to be filed. The patent expenses incurred shall be divided equally between the parties.

                                  ARTICLE 11
                               VLSI FABRICATION
                               ----------------

     Until such time as Cypress has implemented and qualified its production, QuickLogic will, at the request of Cypress, use its best efforts to supply Cypress with QL8X12 and QL12X16 devices fabricated by VLSI for resale by Cypress. The terms and conditions of any such purchase shall be in accordance with the provisions of Exhibit D.


                                  ARTICLE 12
                                    GENERAL
                                    -------

12.1  Confidential Information.  It is agreed that all information regarded as
      ------------------------
      proprietary shall be suitably marked by the owner thereof. Both parties agree to receive and hold each other's proprietary information in confidence and to exert the same effort to prevent disclosure thereof as they would for their own proprietary information which they did not wish disclosed to third parties. The obligations of this paragraph shall terminate five (5) years after the date of expiration of this Agreement, survive any cancellation or termination thereof, and impose no obligation upon either party with respect to any oortion of the received information
      a) which was known to the recipient prior to its first receipt from the other party; b) which is now, or shall hereafter through no act or failure to act upon the part of the recipient become generally known; c) is furnished to others by the disclosing party without restriction on disclosure; d) which is hereafter furnished to recipient by a third party and without restriction on disclosure; or e) which is independently developed by recipient provided the person or persons developing same have not had access to the same information as received from the other party.

12.2  Assiqnment.  This Agreement shall be binding upon and inure to the benefit
      ----------
      of the parties hereto, their subsidiaries, and their respective successors and assigns, provided that neither arty shall assign any of its rights or privileges hereunder without the prior written consent of the other party except to a successor in ownership of all or substantially all of the assets of the assigning party, and which successor shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party. Any attempt at assignment in derogation of the foregoing shall be null and void.

12.3  Damage Limitation. Independently of any other remedy limitation hereof and
      -----------------
      notwithstanding any failure of the essential purpose of any such limited remedy, it is agreed that in no event shall either party be liable for special, incidental or consequential damages of any kind under this agreement.

12.4  Publicity. All notices to third parties and all other publicity concerning
      ---------
      the transactions contemplated by this Ageement shall be jointly planned and coordinated by and between the parties. Neither of the parties shall act unilaterally in this regard without the prior written approval of the other party; however, this approval shall not be unreasonably withheld.

12.5  Governing Law.  This Agreement shall be governed by, construed in
      -------------
      accordance with, and subject to the laws of California as applied to contracts entered into in California by California residents to be performed entirely within the State of California. It is the express intention of the parties that any claim or controversy of any kind arising out of or relating in any way to this Agreement shall be resolved only by prompt submission to binding arbitration in accordance with the then prevailing American Arbitration rules with the following modifications:

     (a) Not later than five (5) days following notice by one party to the other requesting arbitration, each party will notify the other of the person it has selected ("Selector") to choose an arbitrator and the two Selectors shall promptly meet to name an arbitrator. In the event both Selectors are not identified within the time provided or, if identified, they are unable to agree upon an arbitrator within twenty
         (20) days following the notice of request for arbitration, either party shall have the right to have the arbitrator selected by the American Arbitration Association.

     (b) Arbitration shall take place in the County of Santa Clara, California and the arbitrator shall be authorized to conduct the proceedings in as expeditious manner as possible consistent with the interests of justice.

     (c) Notwithstanding any provision to the contrary in the applicable law or in the rules of the American Arbitration Association, the arbitrator shall have no authority to award punitive or exemplary damages of any nature.

     (d) Pursuant to California Code of Civil Procedure 1283.1(b), the Parties agree that the provisions of 1283.05 are hereby incorporated into, made a part of and are applicable to this arbitration agreement solely for the purpose of obtaining the production of documents.

     (e) To the extent not covered by the arbitrator's award, the cost of the arbitration shall, be shared equally by the parties.

     (f) Any award rendered by the arbitrator may be entered for enforcement, if necessary, in any court of competent jurisdiction, the party against whom enforcement is sought bearing the costs and expenses, including attorneys fees, related to such entry and enforcement.

12.6  Integration.  This Agreement embodies the entire understanding of the
      -----------
      parties as it relates to the subject matter hereof. This Agreement supersedes the Memorandum of

      Understanding dated May 29, 1992, and any other prior agreements or understandings between the parties as to this subject matter. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by duly authorized representatives of each party.

12.7  Waiver.  No failure or delay on the part of either party in the exercise
      ------
      of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof, or of any other right, power or privilege.

12.8  Notice.  Any notice herein required or permitted to be given will be in
      ------
      writing and may be personally served, or sent by telex or mail and will be deemed to have been given: if personally given when served, if by facsimile machine to the proper address and facsimile number, or if mailed, on the fifth business clay after deposit in the United States with airmail postage, prepaid and properly addressed. For purposes hereof the address of the parties hereto (until a notice of change thereof is given as provided in this paragraph) will be as follows:

     If to QuickLogic:

          QuickLogic Corporation
          2933 Bunker Hill Lane
          Santa Clara, CA 95054
          FAX: (408) 987-2012

               ATTN: David Laws, President
                     and Chief Executive Officer

     If to Cypress:

          Cypress Semiconductor Corporation
          3901 North First Street
          San Jose, CA 95134
          FAX: (408) 943-2830

               ATTN: Thomas Freeze, Vice President,
                     Programmable Logic Division

12.9  Force Majeure.  Neither of the parties hereto shall be deemed to be in
      -------------
      default of this Agreement to the extent any failure to perform hereunder is a result of conditions beyond its reasonable control, including but not limited to, acts of God, war, insurrection, strikes, fires, floods, earthquakes, work stoppages and embargoes, material shortages, subcontractor delays, equipment or other facilities failures and/or any act or failure to act by the other party hereto, and neither party shall have the right to cancel for any such delay or default on the part of the other party.

12.10 Severability.  If any provision of this Agreement is held to be
      ------------
      ineffective, unenforceable or illegal for any reason, such decision shall not affect the validity or enforceability of any or all of the remaining portions thereof.

12.11 Counterpart Originals. This Agreement may be executed simultaneously in
      ---------------------
      two or more counterparts, each of which shall be deemed an original but all of which together constitute one in the same Agreement.

12.12 Captions.  Paragraph titles or captions contained herein are inserted only
      --------
      as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement, nor the intent of any provision thereof.

12.13 Market Representations.  Cypress acknowledges and agrees that QuickLogic
      ----------------------
      has made no statements or representations as to the size of the market for the FPGA Products or as to the amount of rqalties, revenue or profits to be received by Cypress. Cypress acknowledges that in entering into this Agreement it is relying entirely on its own estimate as to the market for such products.

12.14 Technical Information Warranty.  Each party represents and warrants that
      ------------------------------
      all technical information (including Software Products) to be furnished by it under this Agreement to the other party shall be in the same form as the information used by the furnishing party in its regular design or production of the products in question at the time of furnishing. If any technical information furnished hereunder does not meet this requirement and such fact is confirmed by the furnishing party, the furnishing party shall promptly correct the discrepancy at its cost by furnishing corrected information. THIS WARRANTY IS EXPRESSED IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON THE FURNISHING PARTY'S PART.

12.15 Warranties.  Nothing contained in this Agreement sha11 be construed as:
      ----------

     (a) a warranty or representation by any licensor as to the validity or scope of any patent; or

     (b) a warranty or representation that any manufacture, sale, lease use or other disposition hereunder will be free from infringement of any patent other than those under which and to the extent to which licenses are in force hereunder; or

     (c) an agreement to bring or prosecute actions or suits against third parties for infringement of conferring any right to bring or prosecute actions or suits against third parties for infringement; or

     (d) conferring any right to use in advertising, publicity, or otherwise, any trademark, trade names or names, or any contraction, abbreviation or simulation thereof, of either party; or

     (e) conferring by implication, estoppel or otherwise, upon any party licensed hereunder, any license or other right except the licenses and rights expressly granted hereunder.

12.16 Notwithstanding any other provision of this Agreement, in the event the equity investment by Cypress in QuickLogic referred to in the Recital, is not consummated to the satisfaction of each party in the exercise of such party's sole and exclusive judqment, on or before sixty (60) days following the Effective Date, either party may, on five (5) days prior notice to the other party, terminate this Agreement. In such event all physical embodiments of any information given by one party to the other under or in contemplation of this Agreement shall be returned to the originating party and, except for the obligations of confidentiality set forth in Paragraph 12.1, all other obligations and all rights and licenses arising hereunder shall terminate forthwith. Neither party shall, as a result of such termination, be or become liable to the other for any costs or expenses incurred by such other party in connection with the preparation of this Agreement or any activities undertaken in contemplation of performance hereunder.

12.17 Terms and Conditions of Sale.  Unless otherwise provided in this Agreement
      ----------------------------
      or as may otherwise be agreed to by the parties, all sales of product (including, but not limited to, finished product, wafers and die) by one party to the other as contemplated in this Agreement shall, except for price, be on the most favorable terms and conditions afforded by that party to any of its customers without regard to quantities or other similar considerations.

12.18 Further Assistance.  Each of the parties agrees to take such further
      ------------------
      actions, and to execute and deliver such additional agreements and instruments, as the other party may reasonably require to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby.

12.19 Relationship.  Nothing contained herein or done pursuant to this Agreement
      ------------
      shall constitute the parties as entering upon a joint venture or shall constitute either party hereto the agent of the other party for any purpose or in any sense whatsoever.

12.20 United States Export Controls.  In order to facilitate the exchange of
      -----------------------------
      information in accordance with this Agreement and in conformity with the laws and regulations of the United States relating to the exportation of technical data, both parties agree to fully comply with all relevant laws and reculations of the United States Government and to assure that no violation of such laws or regulations shall occur.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives.


QuickLogic Corporation                   Cypress Semiconductor
                                         Corporation


By__________________________             By__________________________

Title_______________________             Title_______________________

Date________________________             Date________________________

                                   EXHIBIT A
                                   ---------

                          FPGA TECHNICAL INFORMATION
                          --------------------------



          Structural Drawing of ViaLink Element
          Electrical Specifications of ViaLink
          Process Flow Chart
          Process Parameters
          Programming Characteristics
          Life Test Data
          Electrical Design Criteria

                                   EXHIBIT B
                                   ---------

                        MANUFACTURING TRANSFER PACKAGE
                        ------------------------------



          Schematic Diagram of Product
          Plots of mask layout
          Data base tape
          Assembly diagram
          Manufacturing Flow Chart
          Probe card wiring diagram
          Test Specifications
          Wafer sort and Final Test Program
          Load board schematic
          Characterization Data
          Burn-in Schematic
          Reliability Data
          Data Sheet

                                   EXHIBIT C
                                   ---------

               CALCULATION OF DEVELOPMENT SYSTEM PURCHASE PRICES
               -------------------------------------------------


     The price (including royalty) to be paid by a party purchasing a Development System from the developing party shall be the sum of (i) an amount equal to the amortization of the developing party's cost to develop that Development System over the total number of units of that Development System distributed to customers by both parties and (ii) the developing party's unit manufacturing cost for that Development System including direct material, labor and overhead, plus (iii) 20% of the total of (i) and (ii). The price shall not, however, exceed the developing party's then current published distributor cost for that Development System.

     For example, if the Cypress cost for developing a particular Development System was $100,000; if each party distributed 50,000 units of that Development System; and if the Cypress manufacturing cost (as defined above) of one unit was $100, the sum of $1 would be added to the manufacturing cost and to the total of $101 you would add 20% ($20.20) making the purchase price to QuickLogic $121-20.

     The first time a party intends to purchase a particular Development System from the other party it shall give the developing party its best estimate of the total number of units it will purchase during that calendar year. The developing party will then give the purchasing party a statement certified by its controller as to its manufacturing costs and its development costs, and indicate the total combined number of units of that Development System that the two parties estimate they will distribute by the end of that year.

     Based on that information the parties will calculate the development cost factor to be included in the purchase price for that Development System as set forth above. The development cost factor for each, Development System will be reviewed and recalculated within 90 days following the end of each calendar year, based upon the actual number of units of each that were purchased by the purchasing party and that were distributed (to persons other than the purchasing party) by the developing party and such recalculated factor will be used to establish the purchase price for the remainder of the then current calendar year. In addition if, as of the end of any calendar year, there had been a net overpayment or net underpayment for Development Systems on account of incorrect assumptions as to quantities, an adjusting payment shall be made by one party to the other, as required to balance the account.

                                   EXHIBIT D
                                   ---------


                  TERMS AND CONDITIONS FOR RESALE BY CYPRESS
                  ------------------------------------------
                        OF QUICKLOGIC SUPPLIED SILICON
                        ------------------------------



     1. Cypress distributors in the USA and Canada shall be authorized to quote, sell and promote the devices on or after February 1, 1993.

     2. Device shipments, including free samples or units for sale, to Cypress customers and distributors outside North American may commence on or after October 1, 1993. Quantities shipped outside North America in any quarter shall not exceed 10% of the total quantity shipped by Cypress in the same quarter. Prior to October 1, Cypress may sample up to 30 devices each to ten international customers. Up to four of these customers may be in Japan and no more than two may be in any other country.

     3. Device types to be supplied are the commercial operating range versions of QL8xl2A-xPL68, and the QL12xl6-xPL84 (where x designates the -0 and - 1 speed grades). The -2 speed versions will be made available when QuickLogic is able to generate consistent yields above 30%.

     4. Devices will be supplied tested, but unmarked in standard QuickLogic shipping containers externally identified with the ordered part numbers.

     5. Cypress may request up to 10% of its unit volume as die on sorted wafers. No guarantees can be made on yield to specific bin distribution criteria.

     6. Cypress shall place its orders, by device type and speed selection, once per month in the firstweek of each month. At any time the first two months of backlog shall be firm and noncancellable. The next two months shall be a projection of Cypress' expected demand. QuickLogic will advise its ability to supply the quantities in months three and four within two weeks of receipt of the projection. At the time that the order becomes non-cancellable, Cypress may vary its firm order for these quantities by plus or minus 25% from the last projection.

     7. If QuickLogic is unable to meet quantities committed against the firm orders due to manufacturing limitations, it will guarantee Cypress up to 50% of the total quantity available subject to a maximum of 3K/month for the 12x16.

     8. Price for packaged units shall be 40% less than the published US distributor cost for each type at the time of shipment, or 10% above the cost of material, labor and manufacturing overhead, whichever is the greater. Price for die in wafer form shall be 50% less than the distributor cost for the -1 version of the packaged unit.

     9. QuickLogic will support Cypress sales of these products by supplying and permitting reproduction of the pASIC 1 Family, the QL8xl,2A and the QL12x16 device data sheets. It will also act as a consultant for technical questions.